                                                                   EXHIBIT 10.12

                            ASSET PURCHASE AGREEMENT


This ASSET PURCHASE AGREEMENT, dated as of August 20, 1996 by and between Wizdom Systems, Inc., a corporation duly organized under the laws of the State of Illinois ("Buyer"), and VASCO Corporation, a corporation duly organized under the laws of the State of Delaware ("Seller").

W I T N E S S E T H:

WHEREAS, Seller is, among other things, engaged under the name of VASCO Performance Systems ("VPS") in the business of improving the productivity and profitability of its clients through consulting, training and intelligent application of technology (the "Business"); and

WHEREAS, Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer substantially all of the assets (both tangible and intangible) of Seller used in connection with the Business.

NOW, THEREFORE, in consideration of one (1) copy of the WizdomWorks for Windows Enterprise Edition software, including upgrades and a reasonable amount of training for the term of this Agreement, and the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:


ARTICLE I
PURCHASE AND SALE OF ASSETS

     1.01 Purchase of Assets.   On the terms and subject to the conditions set
forth herein, at the "Closing" (as defined in Section 2.01) Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, all of Seller's right, title and interest in and to all of the assets and properties owned or used by Seller in the Business including those assets described in Section 1.02 hereof, except for the Excluded Assets (as defined below); all of such assets and properties being hereinafter collectively referred to as the "Purchased Assets."

     1.02 Purchased Assets.   The Purchased Assets shall include, without
limitation, all of Seller's right, title and interest in and to all of the following assets whether tangible or intangible:

      (a)  Accounts receivable;

      (b)  Name (VASCO Performance Systems) for a two year period;
           (Name will revert to Seller at end of two year period. Buyer agrees to include a disclaimer on all materials where VASCO Performance Systems is used (i.e. "not affiliated with VASCO Corp.))

      (c)  Rights (as defined in Section 5.09 hereof);

      (d)  Contracts to supply services to unaffiliated third parties;

      (e)  Methodologies related to training services of VPS;

      (f)  All client/project files of VPS;

      (g)  Any marketing materials on hand for VPS; and

      (h)  Goodwill.

      1.03 Excluded Assets.   The Purchased Assets shall not include:

      (a) Any and all assets of Seller not associated with the Business;

      (b)  The minute books of the Seller;

      (c)  Telephone number of the Seller; and

      (d)  The tax returns of the Seller.

The foregoing are collectively referred to herein as the "Excluded Assets."

      1.04 Instruments of Transfer. Seller shall deliver to Buyer at Closing such bills of sale, title documents and assignments and consents (where required) in form and substance satisfactory to Buyer and its counsel sufficient to vest in Buyer good and valid title to all of Seller's right, title and interest in and to the Purchased Assets free and clear of all mortgages, claims, liens, charges or encumbrances of any kind or nature whatsoever.


ARTICLE II
CLOSING

      2.01 Closing. The Closing of the transactions contemplated hereby (the "Closing") shall take place at Wizdom Systems, Inc. 1300 Iroquois Road, Naperville, IL or at such other place or time as shall be mutually agreed on by the parties hereto (such time on such date or such other agreed upon time and date is called the "Closing Date").


ARTICLE III
CONSIDERATION

      3.01 Purchase Price. The purchase price to be paid by Buyer for and in consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets shall be in the form of a royalty ("Royalty") and shall be equal to five percent (5%) of gross training revenues in excess of $350,000 on an annual basis for a period of five (5) years from the date of this Agreement, as reported to Seller on a quarterly basis. Seller reserves the right to inspect the books and records of Buyer relating to the Business during this five year period, upon at least forty-eight (48) hours written notice to Buyer and during normal business hours. Any such inspection shall be conducted so as not to disrupt Buyer's operations.

      3.02 Payment of Purchase Price. Payment of the Royalty will be made in accordance with Schedule 3.02. The $350,000 amount shall be prorated to reflect periods of more and less than one year, respectively.


ARTICLE IV
ASSUMED OBLIGATIONS

      4.01 Assumption. At the Closing, Buyer shall assume and agree to pay, perform and discharge the obligations of Seller (the "Assumed Obligations") arising from and after the Closing Date pursuant to those contracts of Seller being transferred to Buyer and specifically identified as an "Assumed Contract" on Schedule 4.01 hereof (the "Assumed Contracts"); provided however Assumed Obligations do not include any liability arising out of or from the Assumed Contracts for acts or omissions with respect to the Assumed Contracts prior to
the Closing Date.   Any other provision of this Agreement to the contrary
notwithstanding, Buyer shall not and does not assume any liability or obligation of Seller whether or not disclosed in this Agreement other than as is set forth in this Section 4.01 or Schedule 4.01 subject to the foregoing limitation.

     4.02 Representations and Warranties with Respect to the Assumed Customer Contracts. With respect to the Assumed Contracts with Andrew Corporation, Pitney Bowes, Safety Kleen Corporation, Waste Management, Inc. and United Airlines (Linda Porter Consulting) (the "Assumed Customer Contracts"), Seller represents and Warrants that as of the date hereof and as of the Closing Date:

     (a) on Schedule 4.02 is set forth a true and complete statement of the amounts paid to Seller by the other parties to the Assumed Customer Contracts (the "Customer") and the amount yet to be received under the Assumed Customer Contracts if Buyer performs the remaining work to be performed under such Assumed Customer Contracts;

     (b) on Schedule 4.02 is set forth a true and complete statement of the amount of work that remains to be performed with respect to each of the Assumed Customer Contracts;

     (c) none of the Assumed Customer Contracts is in default by either party and Seller has no knowledge of an event or omission which with notice or the lapse of time or both would become a default under any Assumed Customer Contract by any party thereto;

     (d) none of the Customers have requested that Seller indemnify it as provided in the Assumed Customer Contracts; Seller has no information that would lead it to believe that a claim for indemnification under the Assumed Customer Contracts was likely; and Seller has received no information from any Customer indicating that it is considering requesting such indemnification;

     (e) to the best of Seller's knowledge, none of the Customer is considering canceling, modifying or otherwise amending its Assumed Customer Contract;

     (f) Seller believes its relationships with the Customers are satisfactory and the Customers are satisfied with the services that they have received from Seller under the Assumed Customer Contracts; and

     (g) the Assumed Customer Contracts are all the uncompleted contracts for services to be performed by Seller relating to the Business to which Seller is a party.


     4.03 Representations and Warranties with Respect to the Assumed Subcontractor Contracts. With respect to the Assumed Contracts with Howard D. Blazek, Mary Ann Winchester and Jack Root (the "Assumed Subcontractor Contracts"), Seller represents and warrants that as of the date hereof and as of the Closing Date:

     (a) none of the Assumed Subcontractor Contracts is in default by either party thereto and Seller has no knowledge of an event or omission which with notice or the lapse of time or both would become a default under any Assumed Subcontractor Contract by any party thereto;

     (b) to the best of Seller's knowledge, none of the other parties to the Assumed Subcontractor Contracts (the "Subcontractors") is considering canceling, modifying or otherwise amending its Assumed Subcontractor Contract;

     (c) Seller believes its relationships with the Subcontractors are satisfactory and it has received no substantive complaints by the Subcontractors;

     (d) to the best of Seller's knowledge, Seller's Customers under the Assumed Customer Contracts are satisfied with the services that they have received from the Subcontractors; and

     (e) no amounts not disclosed herein are owed to the Subcontractors under the Assumed Subcontractor Contracts.

     4.04 Consents. At the Closing, Seller shall deliver to the Buyer signed written consents of each of the other parties to the Assumed Contracts (the "Assumed Contract Consents") stating that: (i) such party consents to the assignment to Buyer of the Assumed Contract to which it is a party; (ii) to the best of such party's knowledge, there is no default or event which with the giving of notice or the lapse of time or both which would become a default under such contract; (iii) in the case of the Assumed Subcontractor Contracts, there are no amounts owed the Subcontractor under such contract or the amount owed, if any; and (iv) in the case of the Assumed Customer Contract, the amount that the Customer has paid to the Seller under such Assumed Customer Contract and the work that remained to be performed under such contract as of a date within three days of the Closing Date.


ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller hereby represents and warrants to and agree with Buyer as follows:

     5.01 Organization and Good Standing.   Seller is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to conduct the Business.

     5.02 Authority and Compliance. Seller has full corporate power and authority to execute and deliver this Agreement and any and all documents in connection herewith and the transactions contemplated hereby. The consummation and performance by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid obligation of the Seller, enforceable against the Seller in accordance with its terms. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, or any third party is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     5.03 No Conflict. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under,
(i) the articles of incorporation or by-laws or similar governing documents of Seller, (ii) any contract or other agreement or instrument to which Seller is a party or by which it is bound, or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to Seller.

     5.04 Compliance with Law.   Seller and its use of the Purchased Assets and
its conduct of the Business are in compliance in all material respects of any applicable law or ordinance, or any order, rule or regulation of any governmental agency or body to which Seller or the Purchased Assets are subject; nor has Seller failed to obtain or to adhere in all material respects to the requirements of any government license, permit or authorization necessary to the ownership of the Purchased Assets or to the conduct of the Business.

     5.05 Financial Statements. Seller has provided Buyer with a 90-day pro-forma income statement of the Business (the "Financial Statement"). The Financial Statement is true and correct and presents fairly, in all material respects, the projected results of its operations for said 90-day period in conformity with generally accepted accounting principles, consistently applied. The Financial Statement is attached hereto as Exhibit 5.05 and made a part hereof.

     5.06 Title to Assets. At the Closing, Seller will convey to Buyer good and valid marketable title to all of the Purchased Assets, free and clear of all liens, pledges, mortgages, security interests, licenses, and other encumbrances of any kind or nature whatsoever.

     5.07 Condition of Assets.   All tangible assets and properties included in
the Purchased Assets are as of the date hereof and on the Closing Date will be in good operating condition and repair in all material respects (normal wear and tear excepted) and are usable in the ordinary course of the Business as previously conducted.

     5.08 Absence of Certain Events.   Since December 31, 1995 Seller has not:

     (a) sold, assigned or transferred any of its assets or properties necessary for the operation of the Business, except in the ordinary course of business consistent with past practice;

     (b) made any amendment or termination of any material contract, commitment or agreement relating to the Business to which it is a party or by which it is bound;

     (c) suffered any material adverse change or received verbal or written notice of a material adverse change in their business relations with any of the major suppliers or customers of the Business which would, individually or in the aggregate, have a material adverse effect on the conduct of the Business;

     (d) with respect to the employees of the Business, received notice or had knowledge of any strike or disruption or lost the services of any key employee of the Business or received notification of the threatened or imminent loss of any such employee.

     5.09 Patents, Trademarks, Copyrights, etc.  Except for as set forth in
Section 1.02, there are no patents, patent rights, patent applications, licenses, shop rights, trademarks, trademark or any other intellectual property applications, trade names, copyrights, computer software and similar rights (collectively "Rights") currently owned or used in the conduct of the Business. The Purchased Assets include Rights and other proprietary information
necessary to the conduct of the Business as currently being conducted.   No
patents, formulae, know-how, secrets, trademarks, trademark registrations, logos, trade names, assumed names, copyrights or computer software used in the Business including the Purchased Assets infringe on any patents, trademarks, or copyrights, or any other rights of any person. Seller has taken all reasonable measures to maintain and protect the patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights and copyright registrations and trade secrets listed in Section 1.02. Seller has not received notice of any claims which have been asserted by any person to the use of any such patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights and copyright registrations or trade secrets or challenging or questioning the validity or effectiveness of any such license or agreement.

     5.10 Legal Proceedings, Etc.   There are no claims, actions, suits,
proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the best knowledge of Seller, threatened by, or against Seller, which could harm or restrict the Buyer, the Business or the Assumed Contracts.

     5.11 Disputes.  There are no strikes or disruptions of work involving the
employees of the Business of a concerted nature.   Seller is not a party to any
collective bargaining agreement with any union or other representative of employees.

     5.12 Customers; Suppliers; Adverse Conditions.   Since December 31, 1995
there has not been any termination or cancellation, nor has Seller received verbal or written notice of any threatened termination or cancellation of the business relationship of the Seller with (a) any of the customers of the Business, or (b) any of the major suppliers of the Business which would, either individually or in the aggregate have a material adverse effect on the Business.

      5.13 Contracts and Commitments. Seller is not a party to any:

      (i) Contract (as defined below) with any present or former shareholder, director, officer, employee or consultant(including, without limitation, any employment agreement);

      (ii) Contract for the future purchase of, or payment for, supplies or products involving payment of in excess of $50,000 or for the performance of services by a third party involving payment in excess of $25,000;

      (iii) Contract to sell or supply products or to perform services involving receipt by the Seller in excess of $50,000 other than the Assumed Contracts;


      (iv) Representative, sales agency or distribution agreement, contract or commitment;

      (v) Contract or Contracts for the borrowing of money for a line of credit, or for a guarantee, pledge or undertaking of the indebtedness of any other person;

      (vi)   Contract with respect to any Rights;

      (vii) Contract limiting or restraining in any respect Seller from engaging or competing in any lines of business or with any person; or

      (viii) any other Contract material to the operation of the Business.

As used in the Agreement, the term "Contract" includes any mortgage, indenture, agreement, contract, commitment or lease.

      5.14 Employees. Schedule 5.14 hereof sets forth the name of each employee of Seller who performs services related to the Business and the job description and rate of compensation of each such employee as of the date hereof. Seller has no knowledge of any dispute between Seller and any such employee, any customer or other substantive complaints against any such employee, or any activities by such employee disruptive of the workplace.


ARTICLE VI
COVENANTS

      6.01 Confidential Information.   Seller agrees with Buyer for itself only
that it shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential matters relating to the Business.

      6.02 August Billings. Buyer shall be entitled to receive all proceeds to which Seller would otherwise be entitled to receive for work performed by Seller under the Assumed Customer Contracts on or after August 1, 1996. All billings for such period shall be sent directly to Buyer; however, in the event that Customer remits payment to Seller, Seller agrees to submit payment to Buyer within three (3) business days. To the best of Seller's knowledge, such billings will be fully collectable by Buyer in the ordinary course of business, and will not be subject to any defense or setoff.

      6.03 Outstanding Accounts Receivable. Buyer shall be entitled to receive all proceeds to which Seller would otherwise be entitled to received for work performed by Seller under the Assumed Customer Contracts or otherwise and which had not been received by Seller on or prior to August 19, 1996 (the "Outstanding Accounts Receivable"). Seller represents that as of the close of business on August 19, 1996 Seller had Outstanding Accounts Receivable with a face amount of $20,768.28 outstanding and, to the best of the Seller's knowledge, such accounts receivable are collectable by Buyer in the ordinary course of business and within 60 days of the date hereof, and are not subject to any defense or setoff. At the Closing, Seller shall pay Buyer the amount of all Outstanding Accounts Receivable collected by Seller after August 19, 1996 and shall immediately forward to Buyer all amounts received with respect to such accounts receivable on or after the Closing Date. Seller shall provide

Buyer with such assistance as Buyer may reasonably request with respect to the Outstanding Accounts Receivable or the billings issued with respect to work performed under the Assumed Customer Contracts during the month of August, 1996.

     6.04 Assumed Subcontractor Contracts. VASCO shall be solely responsible for paying the Subcontractors for all amounts owed the Subcontractors for services provided under the Assumed Subcontractor Contracts on or prior to August 20, 1996. VASCO shall pay all such amounts in a timely fashion.


ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any one or more of which may be waived by Buyer.

     7.01 Accuracy of Representation and Warranties.   The representations and
warranties of Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as through made on and as of the Closing Date, except as effected by transactions contemplated hereby.

     7.02 Performance of Agreement. Seller shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.

     7.03 Officer's Certificate. Buyer shall have received a certificate of the Chief Executive Officer of Seller, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 7.01 and 7.02 hereof.

     7.04 Actions, Proceedings, etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and all other related legal maters shall be reasonably satisfactory to Buyer and its counsel; and Buyer shall have been furnished with such other instruments and documents as it shall have reasonably requested.

     7.05 Post Closing Employment.   Effective as of the Closing, Buyer shall
have entered into employment agreements in the form customarily used by Buyer with those employees of Seller listed on Schedule 5.14 (the "Acquired Employees"). Such agreements that shall make available to each Acquired Employee such salary as are currently provided to such Acquired Employee by Seller and the benefits Buyer customarily makes available to its own employees. Each such employee shall be credited with the seniority and accrued vacation pay such employees had with the Seller as of the Closing.

     7.06 Payment. At the Closing, Seller shall pay Buyer the amount provided in Section 6.03, if any.


ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER

     The obligations of Seller under this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any one or more of which may be waived by Seller.

     8.01 Accuracy of Representation and Warranties.   The representations and
warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and of the Closing Date, except as effected by transactions contemplated hereby.

     8.02 Performance of Agreement. Buyer shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.


ARTICLE IX
INDEMNIFICATION

     9.01 Indemnification by the Seller. The Seller hereby covenants and agrees with Buyer that Seller shall reimburse and indemnify Buyer and its successors and assigns and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel (collectively "Claims") incurred by Buyer due to, arising out of, or in connection with, (i) a breach of any of the representations, warranties, covenants or agreements made by the Seller in Article V of this Agreement, or (ii) any liability or obligation of Seller to any person or entity, except for any obligations under the Assumed Obligations on or after the date of Closing.

     9.02 Indemnification by the Buyer. Buyer hereby covenants and agrees with Seller that it shall reimburse and indemnify Seller and its successors and assigns and hold them harmless from, against and in respect of any and all Claims incurred by Seller due to, arising out of, or in connection with (i) a breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, (ii) any breach of an Assumed Obligation occurring after the date of Closing, or (iii) liabilities relating to the operation of the Business prior to the Closing Date, and (iv) liabilities relating to the operation of the Business from and after the Closing Date.


ARTICLE X
GENERAL PROVISIONS

     10.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties and covenants contained in Articles IV, V, VI and IX of this Agreement shall survive the execution of this Agreement and the closing of the transactions contemplated hereby.

     10.02 Expenses.    Whether or not the transactions contemplated by this
Agreement are consummated, all costs and expenses incurred in connection with the negotiation, drafting, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     10.03 Notices. Any notice, request, instruction or other document to be given hereunder by any party to any of the other parties shall be in writing and shall be deemed to have been duly given when delivered personally or three
(3) days after dispatch by an overnight delivery service, such as Federal Express, DHL, etc. to the party to whom the same is so given or made:


If to Buyer:                  Wizdom Systems, Inc.
                              1300 Iroquois Road
                              Naperville, IL  60563
                              Attn:  Mr. Tony Salvati

with a copy to:               Sugar, Friedberg & Felsenthal
                              30 North LaSalle Street
                              Suite 2600
                              Chicago, IL  60602
                              Attn:  Mr. Etahn M. Cohen

If to Seller:                 VASCO Corp.
                              1919 S. Highland Avenue, Suite 118-C
                              Lombard, IL  60148
                              Attn:  Mr. Ken Hunt

with a copy to:               Laidley, Sutter & Porter
                              339 North Milwaukee Avenue
                              Libertyville, IL  60048-2249
                              Attn:  Mr. Forrest D.  Laidley



The above addresses may be modified by providing written notice as provided above to the other parties.


     10.04 Assignability and Amendments. Seller may assign the right to receive the royalties payable under Article III without the consent of the Buyer. Except as provided above, this Agreement shall not be assignable by either party without the express written consent of the other party hereto. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

     10.05 Entire Agreement. This Agreement and the Exhibits and Schedules which are a part hereof and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.

     10.06 Waivers, Remedies. Any waiver hereunder must be in writing and signed by the party to be bound thereby. A waiver of any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights under any other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

     10.07 Counterparts and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which
together shall constitute one and the same instrument.   All headings are
inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     10.08 Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     10.09 Binding Effects. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.


     10.10 Governing Law. This Agreement shall be governed by the laws of Illinois.


VASCO CORPORATION                        WIZDOM SYSTEMS, INC.


Signed: /s/ T. Kendall Hunt              Signed: /s/
       --------------------------------         --------------------------------

Name:                                    Name:
     ----------------------------------       ----------------------------------

Title: President                         Title: CFO
      ---------------------------------        ---------------------------------

                                 SCHEDULE 3.02
                           PAYMENT OF PURCHASE PRICE



Payment of the Royalty will be made on an annual basis in accordance with the following schedule:


                        PERIOD COVERED                 DATE DUE
                        --------------                 --------

       Initial payment  Inception through 12/31/97     February 15, 1998

       Annual payment   01/01/98 through 12/31/98      February 15, 1999

       Annual payment   01/01/99 through 12/31/99      February 15, 2000

       Annual payment   01/01/2000 through 12/31/2000  February 15, 2001

       Final payment    01/01/2001 through 08/16/2001  October 01, 2001

                                 SCHEDULE 4.01
                     ASSUMED OBLIGATIONS/ASSUMED CONTRACTS



Assumed Obligations
-------------------
Subcontract for WMI - Howard D. Blazek

Subcontract for WMI - Mary Ann Winchester

Subcontract for Safety-Kleen - Jack Root




Assumed Contracts
-----------------
Services Agreement - Andrew Corp.

Services Agreement - Pitney Bowes

Services Agreement - Safety-Kleen Corporation

Services Agreement - Waste Management, Inc.

Services Agreement - United Airlines (Linda Porter Consulting)

                                 SCHEDULE 4.02
                       ASSUMED CONTRACTS - WORK REMAINING




                                                Hours Remaining
Customer                                      September   October
--------                                      ---------  --------

Pitney Bowes                                      76         -

Waste Management, Inc.                           215         -

Andrew Corp.                                     115       115

United Airlines (Linda Porter Consulting)         56        56

Safety Kleen                                      70        30






With regard to the amounts paid to VPS for services already rendered, all contracts are billed based upon time and materials (with the exception of Safety Kleen which is a fixed bid). Therefore, the amount already paid is not applicable for determining the balance of the contracts. Expected remaining revenue on the above contracts is outlined on Exhibit 5.05.

                                 SCHEDULE 5.14
                               ACQUIRED EMPLOYEES



The following represents a listing of the employees to be transferred as part of this Agreement:



Name           Title                              Salary (annual)
----           -----                              ---------------
Chris Bryant   Project Manager                       $55,000

Mike Tillmans  Director Consulting & Development     $65,000

Phil Vitkus    Account Executive                     $60,000